SEPARATION AGREEMENT AND GENERAL RELEASE

        This Separation Agreement and General Release (“Agreement”) is made and entered into this 5th day of May 2004, by and between W.W. Grainger, Inc. (“Grainger”) and Wesley M. Clark (the “Officer”). The Officer, together with his Spouse, Deborah Clark, (“Spouse”) understand and voluntarily enter into this Agreement with Grainger and in consideration of the Separation Pay and benefit continuation described herein, agree as follows:

1.

Resignation as Officer and Director; Separation Date. The Officer hereby acknowledges that he has resigned effective April 6, 2004 as an officer and director of Grainger and of all corporations that are direct or indirect subsidiaries of or otherwise affiliated with Grainger (“Affiliates”), and as trustee, member or fiduciary of all trusts, committees or similar bodies of or otherwise affiliated with Grainger and the Affiliates. Officer’s active employment with Grainger shall cease effective April 6, 2004 (the “Resignation Date”).

2.

Separation Payments. Following the Resignation Date, Grainger shall pay the Officer a monthly amount equal to his regular base rate of pay through September 30, 2004. Thereafter, Officer shall be paid an amount representing the equivalent of Twenty-Four (24) months of the Officer’s current base pay. Such amount shall be paid in monthly installments (“Separation Pay”), less required deductions, from October 1, 2004 through March 31, 2007 (the “Severance Termination Date”). No Separation Payments shall be made to the Officer until at least the eighth (8th) day following the day on which this Agreement is fully executed, and provided that the Agreement is not revoked by the Officer pursuant to Section 23 prior to that date.

3.	Benefits.

(a)

Health, Dental, Life and Vision. Grainger will continue to provide, through deductions from the Officer’s Separation Payments at the same rate paid by employees, group health, dental and vision benefits and life insurance as currently maintained for the Officer, or as subsequently modified by Grainger, through the Severance Termination Date. Dental benefits and group life insurance will terminate earlier, however, on the date that the Officer becomes eligible for benefit coverage through a subsequent employer. After the Officer’s benefit coverage ceases on the Severance Termination Date, the Officer may elect to continue group health and dental benefits under COBRA.

(b)

Profit Sharing. For the 2004, 2005, and 2006 plan year(s), the Officer will be eligible to share in contributions under the W. W. Grainger, Inc. Employees Profit Sharing Plan (“PST”) and the W. W. Grainger, Inc. Supplemental Profit Sharing Plan (“SPSP”). The Separation Payments received in the relevant plan year(s) will be included for purposes of determining the amount of the Officer’s contributions under the PST (to the extent permitted by applicable law) and SPSP. To the extent that the Officer is not permitted to share in PST contributions under the terms of the PST, such amounts shall be contributed to the SPSP in addition to funds otherwise allocated to the Officer under the SPSP. After the Severance Termination Date, the Officer will be eligible for distribution of his vested funds in accordance with the terms of PST and SPSP applicable to Plan participants.

(c)	Outplacement Services. Officer shall be provided with professional outplacement services through Shields Meneley Partners for a period not to exceed one (1) year.

(d)

Unemployment Benefits. The Officer agrees that he will not apply for unemployment benefits while he continues to receive Separation Payments through the Severance Termination Date or at any time in the future that would otherwise be chargeable to Grainger’s unemployment insurance account. Any amounts of unemployment insurance benefits received by the Officer shall offset the Officer’s Separation Pay.

(e)

Vacation. The Officer understands that he will not be eligible for nor accrue any additional vacation eligibility after his Resignation Date. Payment for any earned but unused vacation will be made in the form of a lump sum, less required deductions, payable to the Officer as soon as practicable following the Resignation Date.

(f)

Management Incentive Program (MIP). As additional Separation Payments to those provided for in Section 2 hereof, the Officer will participate in the 2004 MIP program on a nine-twelfths (9/12ths) pro rata basis for the period of January 1, 2004 through September 30, 2004. Thereafter, Officer shall receive MIP payments corresponding to the MIP payment associated with his Twenty-Four months of Separation Pay on a pro-rated basis for the period from October 1, 2004 through September 30, 2006. For each applicable fiscal year under this Section 3(f), the Officer’s payments shall be based upon (i) the Officer’s current salary and target percentage level, (ii) adjusted for Company performance, and (iii) shall include a calculation taking into account the “30% personal objective” component as hereafter provided. Calculation of the “30% personal objective” component shall be based upon the average percentage of salary under such component earned by employees in Leadership Bands A-D. Each year’s award will be paid during the first quarter of the subsequent year, when executive MIP bonuses are paid. The Officer will not be eligible for any MIP or other cash incentive award other than the above referenced amounts or for any period following the Severance Termination Date.

(g)

Executive Deferred Compensation Plan. Subsequent to the Severance Termination Date, the Officer shall be eligible to receive benefit payments that the Officer had previously elected to defer under the Executive Deferred Compensation Plan, in accordance with the terms of that Plan. Any amount due to the Officer as a result of his participation in the Plan and in accordance with the Plan’s procedures will be paid as soon as practicable following the Severance Termination Date.

(h)

Executive Death Benefit Plan. The Officer will continue as a participant under the W. W. Grainger, Inc. Executive Death Benefit Plan (the “Death Benefit Plan”) and shall be deemed for purposes of the Death Benefit Plan to be engaged in service during his period of Separation Pay and will thereafter be considered an eligible participant for purposes of post employment benefits under the Death Benefit Plan. The Severance

Termination Date shall be the date of the Officer’s “Termination of Service” (as that term is defined under the Death Benefit Plan). The benefit payment by Grainger to the Officer’s designated beneficiary in the event of the Officer’s death, or any lump sum payment elected by the Officer, shall be determined and paid in accordance with the provisions of the Death Benefit Plan, except that the Officer’s monthly salary and target MIP percentage as of the Resignation Date shall be used in any necessary calculations.

(i)	Automobile Allowance. The Officer will be provided with an automobile allowance in the amount of $20,000.00 for the year 2005.

(j)

Company Airplane. The Officer shall be entitled to use a Grainger airplane for personal flights within the continental United States, such trips to be made prior to September 30, 2004 and upon the prior authorization of the Chairman of the Board and Chief Executive Officer of Grainger. The Officer will reimburse Grainger for such airplane use.

(k)

Employee Purchases. The Officer shall be eligible to buy products that Grainger sells to its employees pursuant to the provisions of the Employee Purchase Program, with the benefit of the discounts offered by Grainger to its employees under such Program, through the Severance Termination Date.

(l)

Employee Matching Gifts Program. The Officer shall be eligible to participate in Grainger’s Employee Matching Gifts Program pursuant to the provisions of such Program through the Severance Termination Date.

(m)

Cessation of Benefits. All other benefits and the Officer’s eligibility to participate in any other Grainger employee programs will cease as of the Resignation Date, except as provided or referenced in this Agreement. The amounts and benefits payable to the Officer under this Agreement shall be in lieu of any amounts or benefits otherwise provided under any severance plan of the Company.

4.

Stock Options and/or Restricted Stock. The Officer will be eligible to exercise all vested stock options pursuant to the terms of the W. W. Grainger, Inc. 1990 Long Term Stock Incentive Plan and the W.W. Grainger, Inc. 2001 Long Term Stock Incentive Plan and existing stock option agreements. Options will continue to vest through the Severance Termination Date. Thereafter, all vested options must be exercised on or before the expiration date of each option or within three months of the Severance Termination Date, whichever shall occur first. The Officer further understands and agrees that the non-competition provisions of restricted stock and/or stock option agreements to which the Officer is a party, which provisions are incorporated herein by reference, including without limitation the Non-Competition Agreements dated November 8, 1996, May 1, 1998 and August 1, 2001, the W.W. Grainger, Inc. Stock Option Award Agreement dated April 30, 2003, and the W.W. Grainger, Inc. Restricted Stock Agreements dated November 8, 1996, May 1, 1998 and August 1, 2001 (collectively, the “non-competition provisions”), will remain in full force and effect, and are in addition to and not superseded by any other obligation set forth in this Agreement, including without limitation the provisions of

Section 8 hereof. The Officer acknowledges and agrees that, for purposes of such agreements, the Officer’s employment with Grainger shall be considered terminated on the Severance Termination Date hereunder, and the term “Date of Termination” as used in the above referenced Non-Competition Agreements shall mean the Severance Termination Date hereunder. The Officer understands that he will not be eligible for any further grants of stock options after the Resignation Date.

Grainger management shall recommend to the Compensation Committee of the Board (CCOB) at a CCOB meeting that it approves amendments of the Officer’s Restricted Stock Agreements dated November 8, 1996 in the amount of 20,000 shares, May 1, 1998 in the amount of 20,000 shares, and August 1, 2001 in the amount of 10,000 shares. Such amendments shall provide that, subject to the Officer’s compliance with all terms and conditions of the non-competition provisions and this Agreement, as of the Severance Termination Date all of the Officer’s existing shares of restricted stock of the Company granted under such agreements, which stock is currently in the possession of Grainger, shall not be forfeited but shall be delivered to the Officer free of all restrictions, less any shares retained for the purpose of the payment of withholding or other taxes to the extent permitted by law.

As previously elected by the Officer, Grainger shall also provide the Officer on the Severance Termination Date with 15,000 shares of Grainger Common Stock in settlement of 15,000 Restricted Stock Units that are otherwise vested, free of all restrictions, less any shares retained for the purpose of the payment of withholding or other taxes to the extent permitted by law.

5.

Additional Services. At the Officer’s request, Grainger will continue to provide the Officer all necessary and appropriate professional services for income tax return preparation through the 2007 tax year.

6.

General Release and Waiver of Claims. In exchange and in consideration for the promises, obligations, and agreements undertaken by Grainger herein, which the Officer agrees and acknowledges are adequate and sufficient consideration, the Officer, together with his Spouse and on behalf of himself, his agents, representatives, attorneys, assigns, heirs, executors, administrators, and other personal representatives, releases and forever discharges Grainger, the Affiliates, and all of their officers, employees, directors, agents, attorneys, personal representatives, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all claims of any kind which he has, or might have, as of the date of this Agreement; or which are based on any facts which exist or existed on or before the date of this Agreement. The claims the Officer is releasing include, but are not limited to, all claims relating in any way to his employment at Grainger or his separation from that employment; and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. §  1981, the Equal Pay Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Federal Rehabilitation Act, the Age Discrimination in Employment Act (“ADEA”), the Older Worker Benefit Protection Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, or any other federal, state or local law relating to employment, discrimination, retaliation, or wages, or under the common law of any state (including, without limitation, claims relating to contracts, wrongful discharge, retaliatory discharge, defamation, intentional or negligent infliction of emotional distress, and wrongful termination of benefits). The Officer also releases and forever discharges Grainger and all other Releasees from any and all other demands, claims, causes of action, obligations, agreements, promises, representations, damages, suits, and liabilities whatsoever, both known and unknown, in law or in equity, which he has or might have as of the date of this Agreement. The Officer understands that this Section 6 of this Agreement contains a complete and general release of any claim that he now has against Grainger and all other Releasees, or could ever have against Grainger and all other Releasees, based on any fact, event, or omission that has occurred up to the time at which he signs the Agreement.

The Officer does not intend to nor is he waiving any rights or claims that may arise after the date that he signs this Agreement, nor any right on the Officer’s part to challenge the knowing and voluntary nature of this release with respect to claims under ADEA. Notwithstanding the foregoing, the Officer does not waive any rights he may have to benefits available after termination under any company-sponsored employee benefit plan, or any rights he may have to insurance protection and/or indemnification for actions taken by the Officer while an employee, officer and/or director of Grainger. The Officer acknowledges that this is an individually negotiated Agreement and he agrees that his termination of employment with Grainger is not pursuant to an employment termination program as that term is used in the ADEA.

The Officer understands that this waiver and release is an essential and material term of this Agreement and that, without such provision, no agreement would have been reached by the parties.

7.

Covenant Not to Sue. The Officer, together with his Spouse, agree not to pursue or permit to be filed or pursued against Grainger or any Releasee, any claim or action before any federal, state or local administrative, legislative or judicial body based on any claim or liability described in the foregoing section, or otherwise related in any way to the Officer’s employment with Grainger, and understand that the purpose of this waiver and release is to dispose of, with finality, any claims that the Officer may have against Grainger and all other Releasees so that there will be no disputes or controversies concerning any matters following the Resignation Date. Neither the Officer nor his Spouse has any such claim or lawsuit outstanding at this time, nor does the Officer or his Spouse know of any such potential claim or lawsuit that may be asserted by the Officer, his Spouse or any other person in connection with the Officer’s employment with Grainger. The Officer understands that the terms of this Section do not apply to a challenge to the knowing and voluntary nature of this release with respect to claims under ADEA.

8.	Unfair Competition.

(a)

The Officer acknowledges that in connection with the performance of his duties for Grainger, he has either created, used, or accessed confidential and trade secret information of Grainger and the Affiliates (as further described in Section 12 below). The Officer further acknowledges that his employment with or other work on behalf of a Competitor (defined in Section 8(b) below) would necessarily and inevitably lead to his unauthorized use or disclosure of such confidential and trade secret information. Accordingly, the Officer agrees that for a period beginning on the date hereof and continuing until the second anniversary of the Severance Termination Date, and within fifty (50) miles of any branch office or distribution center of Grainger or an Affiliate that relies upon, utilizes or whose operation relies upon confidential and trade secret information that the Officer created, used, or accessed during his employment with Grainger (the “Restricted Area”), he will not directly or indirectly, whether as executive, officer, director, owner, shareholder, partner, associate, consultant, advisor, contractor, joint venturer, manager, agent, representative or otherwise, work for a Competitor in any capacity that would involve:

(i)	the same or substantially similar functions or responsibilities to those the Officer performed for Grainger within two years of the Resignation Date; or

(ii)	supervision over the same or substantially similar responsibilities to those the Officer performed for Grainger within two years of the Resignation Date; or

(iii)

assisting a Competitor in decisions that involve or affect the same or a substantially similar area of operations to those the Officer was involved in with Grainger within two years of the Resignation Date.

Officer may not circumvent the purpose of this restriction by engaging in business within the Restricted Area through remote means such as telephone, correspondence, or computerized communication.

(b)

A “Competitor” is any person or legal entity or branch, office or operation thereof (a “Firm”) that engages in business that is competitive with the business activities of Grainger through, but not limited to: (i) selling maintenance, repair and operating (MRO) supplies to North American businesses; (ii) providing indirect materials management services to North American businesses; (iii) aggregating information regarding indirect materials for the purpose of conducting business-to-business Internet commerce with North American businesses; or (iv) indirect materials procurement services to North American businesses. Without limiting the generality of the foregoing, each of the Firms identified on Exhibit A hereto constitutes a Competitor.

(c)

A Firm shall not be deemed a Competitor unless the aggregate revenue of such Firm for its most recently completed fiscal year that is attributable to the categories of products and services set forth in clauses (i) through (iv) of Section 8(b) above equals more than 5% of the aggregate amount of consolidated revenue that Grainger derived from such categories of products and services during its most recently completed fiscal year.

(d)

The Officer may at any time, or from time to time, request Grainger to advise the Officer in writing whether or not Grainger considers a specified Firm to be a Competitor. Any such request shall be made by written notice to Grainger that includes: (i) the name of the specific business unit for which the Officer proposes to work; (ii) the name or names of any parent companies of such business unit; (iii) a description of the specific services which the Officer proposes to perform for such business unit; (iv) a statement as to why the Officer believes that the performance of such services will not adversely affect Grainger’s legitimate protectible interests; and (v) the requested date of Grainger’s response (which date shall be at least 30 days after the date of Grainger’s receipt of the Officer’s request).

(e)

The Officer specifically recognizes and affirms that Section 8(a) is a material and important term of this Agreement. If any court of competent jurisdiction determines that the covenant set forth in Section 8(a), or any part thereof, would be unenforceable due to the stated duration or geographical scope of such covenant, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, as so reduced, such provision shall then be enforceable. If the court does not modify such provision as aforesaid, or if the provision is otherwise held or found invalid or unenforceable for any reason whatsoever, then (without limiting any other remedies which may be available to the Company under this Agreement or otherwise, including, without limitation, Section 14 hereof), the Company shall be entitled to receive from the Officer:

(i) all shares of common stock of the Company held by the Officer that were obtained by the Officer through the exercise, vesting or settlement, as the case may be, of any stock options, restricted stock and restricted stock units previously awarded to the Officer by the Company; and

(ii) if the Officer since the Resignation Date has sold, transferred or otherwise disposed of any shares of common stock of the Company which were obtained by the Officer as described in clause (i) immediately above, an amount equal to the aggregate gain realized by the Officer from such sale, transfer or other disposition (“gain” being for this purpose the closing price of such shares on the New York Stock Exchange on the date of the sale, transfer or disposition, less, in the case of shares acquired through the exercise of stock options, the option exercise price paid by the Officer).

Pending such payment, and without limiting the Company’s rights under Section 14 hereof or any other rights and remedies of the Company, the Company shall have the right to offset the aggregate amount described in clauses (i) and (ii) above against any amount or benefit otherwise payable to the Officer.

9.

Non-Disparagement. The Officer, together with his Spouse, agrees to take no action in derogation or disparagement of Grainger or the Affiliates, or their respective businesses, or strategic interests. The Officer, together with his Spouse, further agree not to discuss or otherwise comment on Grainger or any Affiliate, or their respective businesses, or strategic interests, in public, for publication on electronic media (including but not limited to chat rooms, message boards, or the like), in similar public forums, or otherwise, other than communication of publicly available information. Grainger agrees that it will make no public statements nor sanction any action in derogation or disparagement of the Officer or his Spouse.

10.

Non-Interference with Business Relationships. The Officer agrees not to interfere with the employment of any Grainger employee or otherwise with the business relationships of Grainger, and to the extent required to enforce this promise, agrees not to induce, directly or indirectly, any Grainger customer or supplier to breach any contract with Grainger, and further agrees not to solicit, attempt to hire, or hire, directly or indirectly, any Grainger employee, or request, induce or advise any such employee to leave the employment of Grainger at any time before the Severance Termination Date and for one year thereafter. Should the Officer wish to hire a Grainger employee in contravention of this Section 10, or to perform work which is precluded by the Officer’s non-competition obligations referenced in Section 4 above, the Officer understands that he may request that Grainger agree that the Officer may perform such work or offer employment to such employee, and that with Grainger’s prior written agreement, which it may withhold at its sole discretion, the Officer may do so.

11.

Return of Property; Business Expenses. The Officer shall promptly account for and return to Grainger all Grainger property, including but not limited to proprietary information, which is in the Officer’s possession or control. This property includes (but is not limited to) personal computers (and related equipment and software), correspondence, files, reports, minutes, plans, records, surveys, diagrams, computer print-outs, floppy disks, manuals, client/customer information and documentation, and any company research, goals, objectives, recommendations, proposals or other information relating to Grainger, its business, or its clients or customers, which is not generally known to the public, and which the Officer acquired in the course of his employment with Grainger. Notwithstanding, Officer shall be permitted to retain his Grainger laptop computer, less any Grainger installed software that may otherwise be installed on that computer. The Officer further agrees that all business expenses incurred prior to the Resignation Date that are reimbursable in accordance with Grainger’s normal policies and procedures have been reimbursed to the Officer or submitted for reimbursement, and that other than as specifically provided in this Agreement, the Officer will not incur any additional business expenses after the Resignation Date.

12.

Confidential Information. The Officer agrees to refrain from ever disclosing to anyone outside the employment of Grainger any confidential or trade secret information, whether in oral, written and/or electronic form, including but not limited to information that (a) relates to Grainger’s or the Affiliate’s past, present and future research, development, technical and non-technical data and designs, finances, marketing, products, services, customers, suppliers, and other business activities of any kind or (b) has been identified, either orally or in writing, as confidential by Grainger or any Affiliate; provided that this limitation shall not apply to information that is part of the public domain through no breach of this Agreement or is acquired from a third party not under similar nondisclosure obligations to Grainger or such Affiliate. The Officer acknowledges that his obligations under any confidentiality or nondisclosure or similar agreements or provisions that the Officer previously executed will remain in full force and effect. Further, through the Severance Termination Date, the Officer agrees to fully comply with all policies of Grainger regarding confidential or trade secret information, inasmuch as the Officer is receiving Separation Pay from Grainger.

13.

Cooperation with Company. The Officer agrees to both make himself available and to provide reasonable cooperation to Grainger or its attorneys to assist Grainger or serve as a witness in connection with any matter, litigation or potential litigation in which the Officer may have knowledge, information, or expertise. The Officer also agrees to provide Grainger or its designated representatives, upon request, with information and assistance about programs, processes, and projects related to the Officer’s job responsibilities while employed by Grainger; to answer any questions relating to the work to which the Officer was assigned; and to otherwise provide reasonable cooperation to Grainger regarding matters relating to this Agreement and the Officer’s employment with Grainger. Grainger will reimburse the Officer for any reasonable expenses he incurs in activities which he undertakes at Grainger’s request pursuant to this Section 13.

14.

Breach of Agreement; Misconduct. The Officer, together with his Spouse, understands and agrees that if, after receiving all or any part of the payments and benefits described herein, the Officer breaches this Agreement, or commits or is discovered to have committed any act of embezzlement, fraud or theft with respect to the property of Grainger, or deliberately causes or is discovered to have deliberately caused, any loss, damage, injury or other endangerment to Grainger’s property, reputation or past, present, or future directors, officers or employees, Grainger reserves the right to demand repayment of all such payments and benefits. Grainger shall further be released from any future payment then or thereafter otherwise due and shall discontinue any and all benefit coverage (other than retiree health coverage, vested benefits under the PST and SPSP, and COBRA coverage if otherwise available). To the extent permitted by law, the Officer and his Spouse further understand and agree that Grainger reserves the right to pursue all other available remedies in an effort to preserve its legitimate business interests. The Officer also agrees to indemnify and hold harmless Grainger from any loss, cost, damage, or expense, excluding attorneys’ fees, which Grainger may incur because of the Officer’s violation of this Agreement. The Officer understands that this Section 14 does not apply to a challenge to the knowing and voluntary nature of this release with respect to claims under ADEA.

15.

Supersedes Other Agreements. Other than any vested rights that the Officer may have under employee benefit plans subject to ERISA, or contained within any non-competition obligation previously acknowledged by Officer herein, the Officer understands that this Agreement supersedes any and all obligations (written or oral) which Grainger otherwise might have to the Officer or his Spouse for compensation or other expectations of remuneration or benefit on the Officer’s part. The Officer specifically acknowledges that, except as set forth in Section 16, all of Grainger’s obligations under the Change in Control Employment Agreement dated as of March 25, 1999 (the “Change in Control Agreement”) shall become null and void as of the Severance Termination Date.

16.

Acceleration upon Change in Control. All unpaid cash amounts payable to the Officer under this Agreement shall become immediately payable in full upon the occurrence of a Change in Control (as defined in the Change in Control Agreement); provided that this Section 16 shall not apply with respect to the plans referenced in Sections 3(g) and 3(h) of this Agreement, concerning which plans the Change in Control provisions therein contained shall govern. With respect to unpaid cash amounts payable to the Officer under this Agreement pursuant to the MIP, PST, and SPSP, such amounts, prorated as appropriate, are to be determined as provided under the Change in Control Agreement.

17.

Continuation After Death. The Officer understands that in the event of the Officer’s death, Grainger’s obligations under this Agreement will extend to the Officer’s beneficiaries, heirs, executors, administrators, personal representatives and assigns.

18.

Agreement Not Assignable. The Officer and his Spouse understand that neither the Officer nor his Spouse may assign, and represent that they have not assigned, this Agreement nor any rights or Grainger’s obligations under this Agreement to any other person.

19.

Entire Understanding. The Officer and his Spouse understand and agree that this Agreement, including Exhibit A hereto, contains the entire understanding between the parties and may not be amended except by mutual agreement in an amendment executed by all parties.

20.

Severability. The provisions of this Agreement are declared to be severable, which means that if any provision of this Agreement or the application thereof is found to be invalid, the invalidity shall not affect other provisions or applications of this Agreement, which will be given effect without the invalid provisions or applications. In the event that a court of competent jurisdiction concludes that any term, provision, or section of this Agreement is invalid or unenforceable (and, in the case of Section 8(a) of this Agreement, such provision is not modified by the court to be enforceable as described in Section 8(e) hereof), then said term, provision, or section shall be deemed eliminated from this Agreement to the extent necessary and in order to permit the remaining portions of the Agreement to be enforced. Any such elimination shall not affect the Company’s entitlement, if any, to receive previously issued stock or gains as described more fully in Section 8(e) and to recover pursuant to Section 14 hereof amounts paid and benefits provided to the Officer under this Agreement.

21.

Confidentiality of Agreement. The Officer and his Spouse represent and agree to keep the terms, amount and fact of this Agreement completely confidential, and that the Officer and his/her Spouse will not disclose any information concerning this Agreement to anyone; provided, however, that this Section will not prevent the Officer or his Spouse from disclosing information concerning this Agreement to the Officer or his Spouse’s attorneys, accountants, financial or tax advisors, a designated Grainger official, or as required by law. Notwithstanding, in accordance with Treasure Regulation 1.6011-4(b)(3)(iii) each party (and each employee, representative, or other agent of each party) to this Agreement may disclose to any and all persons, without limitation of any kind, the tax treatment, tax structure, and all materials of any kind provided to the other party relating to such tax treatment and tax structure.

22.	Jurisdiction and Governing Law. This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the State of Illinois.

23.

Voluntary Agreement. The Officer and his Spouse acknowledge that the payments and benefits that Grainger is providing hereunder exceed the compensation and benefits otherwise payable to the Officer or on the Officer’s behalf, and that such Separation Pay and benefits are provided by Grainger in exchange for execution of this Agreement. The Officer and his Spouse acknowledge that they were given twenty-one (21) days to consider the terms of this Agreement, that either the Officer or his Spouse may revoke this Agreement at any time within seven (7) days after the date that the Officer and his/her Spouse sign it, and that they have been advised to and have had the opportunity to seek out counsel of their own choice. Any revocation must be communicated in writing, via personal delivery or overnight mail, to Henry F. Galatz, Labor Counsel, W.W. Grainger, Inc., 100 Grainger Parkway, Lake Forest, Illinois 60045. The Officer and his/her Spouse further understand that this Agreement does not take effect until after the expiration of the seven (7) day period for revocation. All referenced Separation Payments and applicable benefits identified in this Agreement will automatically cease on the 21st day should the Officer not return a fully executed copy of this Agreement to Grainger within the specified 21st day consideration period. The Officer and his Spouse have read this Agreement and understand all of its terms.

I have read this Separation Agreement and General Release and I understand all of its terms. I voluntarily execute this Separation Agreement and General Release with full knowledge of its meaning, on this 5 day of May, 2004.

/s/ Wesley M. Clark

I have read this Separation Agreement and General Release and I understand all of its terms. I voluntarily execute this Separation Agreement and General Release with full knowledge of its meaning, on this 5 day of May, 2004.

/s/ Deborah A. Clark

W.W. Grainger, Inc.

By:	/s/ R. L. Keyser

Exhibit A

      Fastenal Company
      Graybar Electric Company, Inc.
      Hagemeyer
      (incl. Cambar, Century-Vallen, Texas Mill Supply, Tri-State Electric, Vallen Supply)
      The Home Depot, Inc. (incl. Home Depot Supply, Maintenance Warehouse)
      Hughes Supply
      J & L Industrial Supply
      Johnstone Supply Company
      MSC Industrial Direct Company
      McMaster-Carr Supply Company
      Strategic Distribution, Inc. (incl. In-Plant Store)
      WESCO International Inc. (incl. Bruckner Supply, Inc.)

      Any affiliates, subsidiaries or joint ventures of the above-referenced Firms shall also constitute Competitors.